EXHIBIT 99.1

NEWS FROM

For more information contact:	For media inquiries:
Patricia K. Moore Director, Investor Relations ESCO Technologies Inc. (314) 213-7277	David P. Garino (314) 982-0551

ESCO TECHNOLOGIES PUBLISHES
PRESENTATION ON ITS WEBSITE

        St.   Louis, MO, November 28, 2001 – ESCO Technologies Inc. (NYSE:ESE) announced today it will post a Company presentation on its website, www.escotechnologies.com, outlining its strategy and goals for the next five years.

        In addition to covering the results of operations for fiscal 2001, the presentation highlights the Company’s strategy for sustaining the favorable momentum established since the divestiture of its last major defense business in September 1999. The presentation also outlines the Company’s five-year financial goals of compound annual growth in sales and earnings per share, from a fiscal 2000 base, of greater than 10 percent and greater than 15 percent, respectively. The Company is also focused on attaining an operating profit margin of at least 15 percent over the same time horizon.

        The information will be posted on the Company’s website today.

        Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions, and speak only as of the date of this release. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including, but not limited to: further weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; electricity shortages; competition; intellectual property matters; consolidation of internal operations; integration of recently acquired businesses; delivery delays or defaults by customers; performance issues with key suppliers and subcontractors; collective bargaining labor disputes; and the Company’s successful execution of internal operating plans.

        ESCO, headquartered in St.   Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company is the industry leader in RF shielding and EMC test products and also markets proprietary, special purpose communications systems.

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